EXHIBIT 21
                                 SUBSIDIARIES OF
                        ALLBRITTON COMMUNICATIONS COMPANY





KATV, LLC

KTUL, LLC

WSET, Incorporated

Allfinco, Inc.

Harrisburg Television, Inc.

TV Alabama, Inc.

WCIV, LLC

Allbritton Television Productions, Inc.




The state of incorporation/formation for each of the subsidiaries listed above is Delaware.